1 Rick Nadeau Chief Financial Officer August 3, 2017 Helping Government Serve the People®

2 Forward-looking Statements & Non-GAAP Information These slides should be read in conjunction with the Company’s most recent quarterly earnings press release, along with listening to or reading a transcript of the comments of Company management from the Company’s most recent quarterly earnings conference call. This document may contain non-GAAP financial information. Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of our financial performance, identifying trends in our results, and providing meaningful period-to-period comparisons. These measures should be used in conjunction with, rather than instead of, their comparable GAAP measures. For a reconciliation of non-GAAP measures to the comparable GAAP measures presented in this document, see the Company’s most recent quarterly earnings press release. Throughout this presentation, numbers may not add due to rounding. A number of statements being made today will be forward-looking in nature. Such statements are only predictions and actual events or results may differ materially as a result of risks we face, including those discussed in our SEC filings. We encourage you to review the summary of these risks in Exhibit 99.1 to our most recent Form 10-K filed with the SEC. The Company does not assume any obligation to revise or update these forward-looking statements to reflect subsequent events or circumstances.

Total Company Results – Third Quarter of FY 2017

($ in millions, except per share data)	Q3 FY17	Q3 FY16	% Change
Revenue			
Health Segment	$ 335.1	$ 333.7	0%
U.S. Federal Segment	131.6	149.6	(12%)
Human Segment	133.8	133.8	0%
Total	**$ 600.4**	**$ 617.1**	(3%)
Operating Income			
Health Segment	$ 51.6	$ 50.4	2%
U.S. Federal Segment	15.9	19.1	(17%)
Human Segment	16.4	14.3	15%
Segment Income	**$ 83.8**	**$ 83.8**	(0%)
Intangibles amortization	(2.7)	(3.5)	
Gain on sale of a business	0.7	6.5	
Other	0.1	(2.1)	
Total	**$ 81.8**	**$ 84.6**	(3%)
Operating Margin %	13.6%	13.7%	
Net Income attributable to MAXIMUS	**$ 56.9**	**$ 52.2**	9%
Diluted EPS - GAAP	**$ 0.86**	**$ 0.79**	9%

- Solid cash flow and strong operating margins
- Revenue decreased 3% principally due to foreign currency impacts and expected wind down of Veterans Affairs subcontract in U.S. Federal Services Segment; on a constant currency basis, revenue would have decreased 1%
- Revenue in Health Services Segment somewhat tempered by previously disclosed decision not to rebid a contract, as well as a pending change order
- GAAP diluted EPS were $0.86 and better than expected
- Over-delivery on the bottom line primarily due to benefits for research and development (R&D) tax credits in U.S. and Canada. In Q3 FY17 we recorded tax credits of $3.7M (or approximately $0.06 diluted EPS) related to tax returns for years prior to FY17. We will claim R&D tax credits in future years, but impact is not expected to be as material as this pickup
- Also had favorable results of approximately $0.01 of diluted earnings per share principally due to other income and gain on sale of the K-12 education business; the remaining over-delivery was attributable to operating performance

MAXIMUS 3 Helping Government Serve the People®

4 Health Services Segment Q3 FY17 Revenue • Unfavorably impacted by foreign currency translation; on a constant currency basis, revenue would have grown 3% • Segment benefitted from growth on existing contracts and improved service delivery in the U.K. • The prior-year period included $5M of work from a state-based health insurance exchange that we chose not to rebid • During Q3 FY17, we have been working on finalizing a change order where expenses are being incurred, but revenue is expected to be recorded for the additional scope of work in future periods; this tempered Q3 FY17 by approximately $4M Q3 FY17 Operating Margin • 15.4% and reflects an operationally strong portfolio Revenue Health Services 335.1$ 333.7$ 0% Operating Income Health Services 51.6$ 50.4$ 2% Operating Margin % 15.4% 15.1% ($ in millions) Q3 FY17 Q3 FY16 % Change

5 U.S. Federal Services Segment Q3 FY17 Revenue • As expected, revenue declined 12% compared to Q3 FY16, mostly due to Department of Veterans Affairs subcontract that ended in April 2017 Q3 FY17 Operating Margin • Strong at 12.1% and driven by ongoing efficiency benefits Continue to see a general slowdown in the federal market due to the transition in Washington Revenue U.S. Federal Services 131.6$ 149.6$ (12%) Operating Income U.S. Federal Services 15.9$ 19.1$ (17%) Operating Margin % 12.1% 12.8% ($ in millions) Q3 FY17 Q3 FY16 % Change

6 Human Services Segment Q3 FY17 Revenue • Comparable to Q3 FY16 • On a constant currency basis, growth would have been 2% • Organic growth was partially offset by expected ramp down of Work Programme in the U.K. Q3 FY17 Operating Margin • Strong at 12.2% Revenue Human Services 133.8$ 133.8$ (0%) Operating Income Human Services 16.4$ 14.3$ 15% Operating Margin % 12.2% 10.7% ($ in millions) Q3 FY17 Q3 FY16 % Change

7 Cash Flows and DSOs $ in millions Q3 FY17 Cash flow from operations $115.2 Cash paid for property, equipment & capitalized software ($6.1) Free cash flow $109.1 Days Sales Outstanding (DSOs) • 64 days at June 30, 2017, better than our targeted range of 65 to 80 days Delivered strong cash flows in Q3 FY17

8 Cash, Uses of Cash and Capital Allocation Long-Term Debt • Subsequent to Q3 close, paid off all draws on U.S. credit facility Q3 FY17 Share Repurchases • No repurchases in third quarter; approximately $109M remaining under Board-authorized program at June 30, 2017 Q3 FY17 Balance Sheet • Healthy balance sheet with flexibility for capital deployment and investments • Cash and cash equivalents totaling $104.4M at June 30, 2017; most held outside the U.S. Uses of Cash • Remain committed to sensible and practical uses of cash to create long-term shareholder value • As a reminder, capital allocation priorities include: ‒ Selective acquisitions to enhance our ability to pursue new growth platforms ‒ Quarterly cash dividends ‒ Opportunistic share repurchases

9 Guidance Fiscal 2017 Guidance New Old Notes Revenue $2.425B - $2.475B $2.425B - $2.475B No change, bias toward bottom of range GAAP Diluted EPS $3.05-$3.15 $3.00-$3.10 Raising FY17 estimates primarily due to R&D tax credits recorded in Q3 Cash provided by operations $230M - $280M $230M - $280M No change, but expect to slightly exceed top end of range Free cash flow $170M - $220M $170M - $220M No change, but expect to exceed top end of range • Now project effective income tax rate for Q4 and FY17 to range between 33% and 34% • As previously mentioned, there is a new accounting requirement that “windfall benefit” from tax deductions in excess of book deductions for stock compensation be recorded as an adjustment to the tax provision, starting this year. This means that the effective income tax rate for Q4 FY17 will depend upon the stock price at September 30, 2017, which is the date that restricted stock units will vest • Will reduce our effective income tax rate as compared to prior years; also introduces more variability to the tax rate estimates we provide

10 Richard Montoni Chief Executive Officer August 3, 2017 Helping Government Serve the People®

11 Good Third Quarter & Remain on Pace for Solid FY17 • Good Q3 with healthy operating margins and cash flows; remain on pace for a solid FY17 • Core business remains strong and long- term macro environment remains favorable • Today, will address the most common questions about short- and long-term growth

12 Short-Term Growth Our short-term view has not changed • Still view pause in the industry as temporary, it is impractical to speculate when we might see a break in the pause. In the U.S., we are currently seeing:  smaller deal sizes reflecting budget uncertainty  increased delays and longer procurement cycles reflecting policy uncertainty  less deal flow of opportunities overall • Staffing shortfalls continue to hinder the decision-making progress at both federal and state level • Leads us to believe that single-digit, top-line growth is a more realistic target in the short term, until new priorities, legislation and programs have solidified • MAXIMUS possesses a healthy and stable portfolio, which is a good foundation to build upon • Benefitting in the short-term from our stable portfolio and actively planting seeds for long-term future growth; this includes new growth opportunities that allow us to augment and further leverage our core capabilities

13 Long-Term Growth Management commitment to identify and invest in long-term growth opportunities • Over the next five years, the macro environment is as favorable as it’s been in a long time • Governments increasingly require solutions to manage aging populations, individuals with more complex health needs, and growing caseloads in a cost-effective and efficient way • We have ample longer-term opportunities as governments around the world address these macro trends • As we look ahead to the next five years, we are keenly focused on capitalizing on macro demand trends and bringing us more in-line with our stated 10% long-term growth target • While 10% growth is never assured, our three- pronged approach gives us multiple paths: 1. Growing in our current core markets 2. Moving into the next set of adjacent markets 3. Incorporating new growth platforms Three Pronged Approach to Long-Term Growth Moving into adjacent markets Incorporating new growth platforms Growing in current core markets

14 Growth in Core Markets – Digital Engagement Our digital, analytics and technology solutions have been key differentiators to winning recent bids Digital engagement • We offer forward-thinking services that can fundamentally change our clients’ approaches to achieving outcomes • Participants in government programs expect same types of digital engagement they rely on when interacting with consumer-oriented businesses • Established MAXIMUS Digital Solutions and launched mobile apps for government programs • Successful launch of the new Healthy Louisiana app on June 30; during the month of July, nearly one-quarter of Louisiana Medicaid enrollments took place through digital channels Our clients value our ability to infuse digital into our BPO solutions to make it easier for beneficiaries to engage with government programs

15 Growth in Core Markets – Analytics & Technology Innovation and technology enables us to operate more efficient and effective programs – a key priority for clients at all levels of government These differentiators will play an important role in helping us to continue to grow our core business Analytics • Increasing role in service delivery– from operations optimization, staffing models and performance management initiatives • Performance analytics have improved our operational processes both in the U.S. and abroad • Clients appreciate how analytics provide improved outcomes through greater insight into populations served Technology • Allows us to drive efficiencies and improve quality • By incorporating more process automation into our solution sets, we lower overall program costs by reducing number of required staff and reassigning resources to more complex and high-value tasks • Have successfully deployed automation to increase efficiency and quality across a number of projects

16 Adjacent Markets – Long-Term Services & Supports Emerging Long-Term Services and Supports Market • Given demographic trend of aging populations with more complex health needs, we anticipate increasing demand in the emerging Long-Term Services and Supports (LTSS) market • Our LTSS work is in its infancy with roots tied to our commitment to independence and conflict-free services • As the market further evolves, governments seek to protect the line between independent assessors, determining what services are needed and the health care providers delivering care • Built our conflict-free assessments business in NY off our existing Medicaid enrollment broker platform − Assessments are for residents seeking home and community-based long-term care services, or have requirements for intellectual and developmental disability services − Shift in workforce composition (highly skilled nurses as evaluators and qualified assessors to determine program eligibility for individuals with disabilities and/or chronic illnesses); contracts with highly skilled workers serving populations with complex needs can lead to longer client relationships • Since supplemented LTSS skill sets and experiences through Ascend acquisition • LTSS portfolio recently grew with new assessment contracts helping state agencies determine the most appropriate placement and health care needs for program beneficiaries When management contemplates the next set of adjacencies, we consider our clients’ longer-term visions for reengineering their social programs and delivery mechanisms

17 Adjacent Markets – Geographic Expansion Singapore Pilot Program • Another successful path into adjacent markets; plays a key role in our land and expand strategy • Often begins with an acquisition or pilot program where we deliver our core services to a new population • Small but strategic workforce services pilot program in Singapore • Providing professional career guidance to local job seekers who are unemployed or seeking career transitions • While it’s early days, pilot program start-up went smoothly; we are pleased to establish a small foothold in the Asia market

18 New Growth Opportunities • Entered the U.K. occupational health market through acquisition • Gained a workforce that included health care professionals delivering health and well-being services to a new set of public and private sector clients • Provided the qualifications to win the Health Assessment Advisory Service, which ultimately created significant tangible, long-term shareholder value Management continues to identify and implement new growth opportunities, particularly those that support governments’ ability to address changing demographics, evolving social policy and legislative reforms • Continue to target new growth opportunities that will play a role for the next five years • Recently acquired Revitalised, a provider of digital solutions to engage employees and communities in the areas of health, fitness and well-being • Revitalised helps to educate and motivate individuals to lead a balanced, healthy lifestyle through the latest digital technology • Flagship wellness platform used by clients in both the U.K public and private sector • Enhances our health and well-being solutions and is a natural complement to our core global health services In summary, growing our core, entering into new adjacencies, and incorporating new growth platforms are three ways MAXIMUS will continue to grow and deliver value for our clients and shareholders.

19 New Awards June 30, 2017 YTD Signed Contracts $1.8B Additional Unsigned Contracts $260M Sales Opportunities June 30, 2017 Total Pipeline* $3.3B * Reported pipeline only reflects short-term opportunities where we believe request for proposals will be released within next six months New Awards & Sales Pipeline • Our year-to-date total contract value of signed contracts remain strong at $1.8B • We also had an additional $260M in awarded, unsigned contracts at June 30, 2017 • Our pipeline of opportunities at June 30, 2017 was $3.3B • Continue to see some procurement delays and experienced other normal-course fluctuations, which includes losses, cancellations and no bids • Of the $3.3 billion pipeline, just over 40% is new work and reflects opportunities across all three segments and our current geographies Conversion of sales pipeline into future revenue growth depends on win rates, timing of awards, how quickly the contracts ramp up

20 Conclusion • Seizing the opportunity during this period of pause and actively engaged in working all three primary avenues for growth • Yesterday’s adjacencies and new growth platforms are today’s core business – our approach today is no different than how management has successfully grown the Company in the past • Constantly looking for new opportunities as markets evolve over time; maintain a significant amount of flexibility as we pursue these opportunities, which include new geographies, acquisitions or new service offerings • Our ability to meet our long-term financial and operational objectives will come from:  Well-timed investments in both organic and acquired solutions that address macro demand trends  Disciplined delivery and management of these solutions  Continued focus on achieving the outcomes that matter most to our clients and the citizens we serve